UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 17, 2010

ACORN ENERGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

4 West Rockland Road, Montchanin, Delaware	19710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 17, 2010, we entered into a Placement Agent Agreement (the “Placement Agent Agreement”) with HFP Capital Markets LLC (“HFP”) related to a registered direct offering of up to 1,150,000 shares of our common stock.  Under the terms of the transaction and pursuant to separate subscription agreements (the “Subscription Agreements”) between us and each of the investors, we will sell the common stock at $3.50 per share for gross proceeds of approximately $4.025 million.  The Placement Agent Agreement provides for the payment of a placement agent fee equal to 7% of the gross proceeds of the offering, plus a warrant exercisable for up to an additional 80,500 shares (the “Offering”). The closing of the Offering is expected to take place on December 21, 2010, subject to the satisfaction of customary closing conditions.  A copy of the Placement Agent Agreement is attached as Exhibit 1.1 hereto.  A copy of the form of Subscription Agreement is attached as Exhibit 1.2 hereto.

The aggregate net proceeds from the Offering, after deducting the placement agent’s fee and the estimated offering expenses payable by us in connection with the Offering, are expected to be approximately $3.7 million.

The common stock will be issued pursuant to a prospectus supplement which is expected to be filed with the Securities and Exchange Commission on December 20, 2010, in connection with a shelf takedown from our effective registration statement.  A copy of the opinion of Eilenberg & Krause LLP relating to the legality of the issuance and sale of the shares in the Offering is attached as Exhibit 5.1 hereto.

On December 20, 2010, we issued a press release announcing the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description
1.1	Placement Agent Agreement, dated as of December 17, 2010, by and between Acorn Energy, Inc. and HFP Capital Markets LLC

1.2	Form of Subscription Agreement (included as Exhibit A to the Placement Agent Agreement filed as Exhibit 1.1 hereto)

4.1	Form of Placement Agent Warrant (included as Exhibit C to the Placement Agent Agreement filed as Exhibit 1.1 hereto)

5.1	Opinion of Eilenberg & Krause LLP

23.1	Consent of Eilenberg & Krause LLP (included in its opinion filed as Exhibit 5.1 hereto).

99.1	Press Release dated December 20, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th day of December, 2010.

ACORN ENERGY, INC.

By:	/s/ Joe B. Cogdell, Jr.
Name:	Joe B. Cogdell, Jr.
Title:	Vice President, Secretary and General Counsel